EXHIBIT 10.15

PARTNERS
RESOURCE MANAGEMENT
THE TRANSITION SPECIALIST

Mr Steve McEvoy
Chief Operating Officer
One Source Technologies Inc.
15730 N 83rd Way
Scottsdale, AZ 85260

January 1, 2005

Dear Steve,

Engagement Resources Agreement

Partners Resource Management, LLC (“Partners”) understands that One Source Technologies Inc. (the “Company”) desires to engage Partners personnel (the “Associates”) from time to time as required by engagement circumstances and as determined and commissioned by mutual agreement of Partners and the Company. The Company acknowledges that the Associates are engaged for the benefit of the Company but are and will remain Employees of Partners so that they will have continuous access to our firm’s resources for use in their involvement with the Company. This Engagement Resources Agreement (the “Resources Agreement”) sets forth the rights of the Company, through the Employees to use such resources for the benefit of the Company and for the payment for such services.

Partners’ obligations to the Company are exclusively those set forth in this Resources Agreement and Exhibit’ A attached hereto. This document will serve as the entire agreement between the Company and Partners.

If additional services are required beyond the scope of this Resource Agreement, as stipulated in Exhibit A hereto and agreed to by the Company, they will be described in detail and incorporated in a separate agreement(s) that are not a part of this Resource Agreement.

Compensation

The Company will pay directly to Partners, as compensation for engagement services and compensation for the intellectual capital resources provided, an amount equal to Fifteen thousand dollars ($15,000.00) per month during the term of this Resources Agreement. Partners in turn will directly compensate its personnel for their involvement in the engagement with the Company.

All such compensation payable or deliverable to Partners is referred to herein as the “Resource Fee.”

4500 North 32nd Street
Suite 203
Phoenix, AZ 85018

PARTNERS
RESOURCE MANAGEMENT
THE TRANSITION SPECIALIST

Payments of Resource Fee described above will be made directly to Partners on a monthly basis in the amount of fifteen thousand dollars ($15,000) on the 15th day of each month during the term of this Resource Agreement. Such payments shall be made by an automated clearing house (“ACH”) payment as provided below, or, if ACH payment is not available, by check.

Termination

This Resources Agreement will terminate immediately upon the effective date of termination, which is June 30, 2005.

In the event that either party commits a breach of this Resources Agreement and fails to cure the same within seven (7) days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party will have the right to terminate this Resources Agreement immediately effective upon written notice of such termination.

Hiring Partners Personnel Outside of Agreement — Liquidated Damages

During the term of this Resources Agreement and during the twelve (l2)-month period following termination or expiration of this Resources Agreement, the Company will not hire or solicit, or attempt to hire or solicit, Partners Personnel for employment with or engagement as an independent contractor for, the Company or any affiliate of the Company.

The parties recognize and agree that a breach by the Company of this provision would result in injury that would be impossible to ascertain accurately. Therefore, in the event of the breach of this provision, the Company will pay to Partners as liquidated damages, and not as a penalty, an amount equal to twenty-five percent (25%) of the total Resource Fees stipulated above in this Resource Agreement. Such amount will be due and payable to Partners at the time of the Company’s violation of this provision. The parties agree that such amount of liquidated damages represents a reasonable advance approximation of the damages that would be incurred as a result of a breach by the Company of this provision. Any liquidated damages paid pursuant to this provision shall serve as the remedy for breach of this non-recruitment provision only, not the breach by the Company of any other provision contained in this Resource Agreement.

Disclaimers & Limitations of Liability

Partners represents to the Company that Partners has conducted its standard screening and investigation procedures with respect to its personnel becoming an affiliate in Partners, and the results of the same were satisfactory to Partners.

4500 North 32nd Street
Suite 203
Phoenix, AZ 85018

PARTNERS
RESOURCE MANAGEMENT
THE TRANSITION SPECIALIST

Partners makes no representation or warranty as to the accuracy or reliability of reports, projections, forecasts, or any other information derived from use of Partners’ resources, and Partners will not be liable for any claims of reliance on such reports, projections, forecasts, or information. Partners disclaims all other warranties, either express or implied. Partners will not be liable for any non-compliance of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations.

In the event that any associate of Partners (including without limitation a former Employee) is subpoenaed or otherwise required to appear as a witness or Partners or such partner is required to provide evidence in connection with any action, suit, or other proceeding arising in connection with this Resources Agreement or Partners Personnel employment or engagement with the Company, then the Company shall reimburse Partners for the costs and expenses (including reasonable attorneys’ fees) actually incurred by Employee or Associate and provide Partners with compensation at Partners’s customary rate for the time incurred.

The Company agrees that, with respect to any claims the Company may assert against Partners in connection with this Resources Agreement or the relationships arising hereunder, Partners’ total liability will not exceed two (2) months of the then current Resource Fee.

As a condition for recovery of any liability, the Company must assert any claim against Partners within three (3) months after discovery or sixty (60) days after the termination or expiration of this Resources Agreement, whichever is earlier.

Partners will not be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.

Arbitration

If the parties are unable to resolve any dispute arising out of or in connection with this Resources Agreement, either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association (“AAA”), and the decision of the arbitrator will be final and binding on both parties. Such arbitration will be conducted by the Atlanta, Georgia office of the AAA. In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party’s request for arbitration under this paragraph, the arbitrator will be chosen by AAA. The arbitrator may in his discretion order documentary discovery but shall not allow depositions without a showing of compelling need. The arbitrator will render his decision within ninety (90) days after the call for arbitration. The arbitrator will have no authority to award punitive damages. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this Resources Agreement and may not amend or disregard any provision herein. Notwithstanding the foregoing, no issue related to the ownership of intellectual property will be subject to arbitration but will instead be subject to determination by a court of competent jurisdiction, and either party may seek injunctive relief in any court of competent jurisdiction.

Miscellaneous

4500 North 32nd Street
Suite 203
Phoenix, AZ 85018

PARTNERS
RESOURCE MANAGEMENT
THE TRANSITION SPECIALIST

Partners will be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this Resources Agreement, including but not limited to attorneys’ fees actually incurred.

Neither the Company nor Partners will be deemed to have waived any rights or remedies accruing under this Resources Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy, notwithstanding any payment of liquidated damages as provided in this agreement. This Resources Agreement binds and benefits the successors of Partners and the Company.

Neither party will be liable for any delay or failure to perform under this Resources Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

The terms of this Resources Agreement are severable and may not be amended except in a writing signed by Partners and the Company. If any portion of this Resources Agreement is found to be unenforceable, the rest of the Resources Agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

The provisions in this Resources Agreement concerning payment of compensation and reimbursement of expenses, limitation of liability, non-recruitment, and arbitration will survive any termination or expiration of this Resources Agreement.

This Resources Agreement will be governed by and construed in all respects in accordance with the laws of the State of Arizona, without giving effect to conflicts-of-Iaws principles. Nothing in this Resources Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

Nothing in this Resources Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Bank Mailing Address for Deposit and Resource Fee only:

Partners Management Resources, LLC, P.O. Box 403291
Scottsdale, AZ

Electronic Payment Instructions for Resource Fee:

4500 North 32nd Street
Suite 203
Phoenix, AZ 85018

PARTNERS
RESOURCE MANAGEMENT
THE TRANSITION SPECIALIST

Bank Name: Wells Fargo Bank
Branch: 14595 North Scottsdale Road, Scottsdale, Arizona Routing Number:
For ACH Payments: ABA #121000248

Account Name: Partners Resource Management, LLC Account Number: 0631725785
Please reference One Source Technologies, Inc. in the body of the wire.

Please sign below and return a signed copy of this letter to indicate the Company’s agreement with its terms and conditions.

We look forward to serving you.

Sincerely yours,

PARTNERS RESOURCE MANAGEMENT, LLC
Stephen Russell, PRESIDENT

Acknowledged and agreed by:

One Source Technologies, Inc.

4500 North 32nd Street
Suite 203
Phoenix, AZ 85018

PARTNERS
RESOURCE MANAGEMENT
THE TRANSITION SPECIALIST

ATTACHMENT A

Scope of Services

A: Information Tecnology (“IT”) Support

1.	Assistance as needed with I.T. related issues
a.	End user issue resolution
b.	Printer/Scanner/Fax troubleshooting
c.	Enterprise email related issue resolution
d.	Website/DNS/ISP related issue resolution
e.	Phone system related issue resolution
f.	Remote network issue resolution
g.	Miscellaneous software support

2.	Periodic scheduled maintenance
a.	Antivirus pattern definition updates
b.	Microsoft event log monitoring
c.	Microsoft security updates and patches
d.	Backup verification and rotation
e.	Server performance monitoring
f.	Security administration, users and policies
g.	Firewall monitoring and maintenance
h.	Remote network connectivity monitoring

3.	Documentation updates as needed
a.	Network topology
b.	User rights and security
c.	File structure
d.	I.T. policies and procedures

4.	Specific projects (will vary as tasks are completed / added)
a.	Website completion
b.	Securing the existing wireless network
c.	Current system capacity vs. utilization report
d.	System standardization / pc inventory and diagnostics

4500 North 32nd Street
Suite 203
Phoenix, AZ 85018

PARTNERS
RESOURCE MANAGEMENT
THE TRANSITION SPECIALIST

5.	Itemized billing
a.	All work performed during the billing period will be detailed

These services will be a combination of a minimum of 3 half-days on site each week, supplemented by on-call support as required, and will be primarily deliverd by Alan Rogers, of Partners Resource Management.

B:   Marketing Content & Brand Development

These services will be delivered on an “as needed” basis by Chris Hambright, of Partners Resource Management, primarily on-site. Examples of areas where assistance has been/will be required:

Logo Development

Content Development for:
Brochure
Web Site

Graphical Design for:
Web Site
Marketing Collateral

Company Presentation Materials

Business Card Design
Form Templates

Ongoing Support/Maintenance

4500 North 32nd Street
Suite 203
Phoenix, AZ 85018

PARTNERS
RESOURCE MANAGEMENT
THE TRANSITION SPECIALIST

C:  M&A Support and Research

These services will be delivered on a full-time basis by Josh Hirschey, of Partners Resource Management, primarily on-site.

Seek out target acquisitions, research and qualify, including due diligence processing

Analyse responses to due diligence questions, summarize and present to management for further action

Propose initial valuation of target company

Carry out follow-up work as directed

4500 North 32nd Street
Suite 203
Phoenix, AZ 85018